Exhibit 2.3

COMMITMENT LETTER

November 18, 2022

PRIVATE AND CONFIDENTIAL

PREMIUM NICKEL RESOURCES LTD.

100 King Street West
Suite 3400
Toronto, Ontario
M5X 1A4

Attn: Keith Morrison

Dear Mr. Morrison:

Pinnacle Island LP is pleased to offer the loan described in this Commitment Letter (the “Loan”) subject to the terms and conditions set forth below. Unless otherwise indicated, all amounts are expressed in Canadian currency.

Borrower:	Premium Nickel Resources Ltd., a corporation existing under the laws of the Province of Ontario (the “Borrower”), with its common shares listed on the TSX Venture Exchange (the “Exchange”) under the symbol “PNRL”.

Guarantors:	All Obligations (as defined herein) shall be fully and unconditionally guaranteed by each of the Borrower’s existing and future subsidiaries (collectively, the “Guarantors” and each, a “Guarantor”, and together with the Borrower, the “Loan Parties” each, a “Loan Party”), except to the extent as may be limited by arrangements with, or obligations to, the Liquidator of BCL Limited.

Lender:	Pinnacle Island LP, a limited partnership formed pursuant to the laws of the Province of Ontario (the “Lender”).

Closing Date:	The date of the first advance of the Loan, which shall occur once all conditions precedent to the first advance of the Loan are satisfied (the “Closing Date”).

Loan Amount, Applicable Interest & Repayment:

Up to the maximum principal amount of $7,000,000. Interest shall accrue on the outstanding principal amount of the Loan at a rate per annum equal to 10%.

The Loan and all accrued interest thereon shall be repaid in accordance with the Promissory Note (as defined herein).

Loan Availability:	The Loan shall be made by way of a single advance in Canadian dollars.

Purpose:	The proceeds of the Loan shall be used to finance working capital of the Borrower.

Commitment Fee:	The Borrower shall pay on Closing to the Lender a commitment fee of $260,000 (the “Commitment Fee”). The Commitment Fee shall be fully earned upon execution of the Commitment Letter and payable on the Closing Date upon the first advance of the Loan.

Warrants:

The Borrower shall issue 119,229 common share purchase warrants (the “Warrants”) to the Lender (representing a value of 2% of the Loan principal) as consideration of the risks taken by the Lender in providing the Loan, in accordance with the policies of any applicable stock exchange and subject to receipt of the approvals required by the Exchange, any securities regulatory authority and any other regulatory approval.

Each Warrant shall be exercisable to acquire one common share of the Borrower at a price of $2.04 for a period of one-year from issuance and shall be evidenced by the issuance by the Borrower (on the Closing Date) of a warrant certificate in a form to be agreed as between the Borrower and the Lender, each acting reasonably.

Voluntary Prepayments:	The Loan may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon two (2) Business Days. For the purposes of this Commitment Letter and each of the other Loan Documents, “Business Days” means any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in Toronto, Ontario.

Mandatory Prepayments:

The following amounts shall, except to the extent as may be limited by arrangements with, or obligations to, the Liquidator of BCL Limited, be applied to prepay the Loan:

(a)       100% the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower, Guarantors or any of their respective subsidiaries (including insurance and condemnation proceeds) after the Closing Date.

(b)       100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of debt after the Closing Date.

(c)       100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of equity securities after the Closing Date.

All mandatory prepayments will be applied on a pro rata basis to the remaining amortization payments in the inverse order of maturity.

Loan Documentation:

The Borrower shall execute and deliver this Commitment Letter and such other loan documentation for the Loan (collectively, the “Loan Documents”), usual and customary for transactions of this type, and having regard to the results of the Lender’s due diligence, each in form and substance satisfactory to the Lender and its counsel, including without limitation the following:

(a)       A promissory note evidencing the Loan (the “Promissory Note”).

(b)       A warrant certificate (that evidences any Warrants issued as contemplated above).

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Representations and Warranties:

The Borrower, on its own behalf and on behalf of each of the Loan Parties, jointly and severally, represents and warrants to the Lender that:

(a)       Each Loan Party is validly existing under the laws of its jurisdiction of existence, and each is qualified to carry on business in each jurisdiction in which it owns property or assets or carries on business.

(b)       Each Loan Party has the power and authority to own or lease its property, carry on business and enter into this Commitment Letter and the Loan Documents to which it is a party, and to perform its obligations.

(c)       Each Loan Party has the power and authority to execute, deliver and perform its obligations under this Commitment Letter and the Loan Documents to which it is a party, and all corporate and other actions to do so have been taken.

(d)       All consents, notices and approvals necessary for each Loan Party to enter into the transactions contemplated by this Commitment Letter have been obtained, other than the approval of the Exchange.

(e)       This Commitment Letter and the Loan Documents have been duly executed and delivered by each Loan Party, and constitute legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the rights of creditors generally and the rules of equity of general application.

(f)       The execution, delivery and performance by each Loan Party of this Commitment Letter and the Loan Documents do not, and will not, contravene, violate or result in a breach of, their constating documents, any shareholders’ agreement, applicable laws or material contracts.

(g)       There is no material litigation, investigation, claim or proceeding pending, or to the knowledge of any of the Loan Parties, threatened, by or against one or more of the Loan Parties.

(h)       Each Loan Party is not in default under any Loan Document or material agreement to which it is a party, nor to the knowledge of the Borrower or each Guarantor, no other party thereto is in default thereunder.

(i)       Each Loan Party is in compliance, and operates the business in compliance with, all applicable laws and regulations (including environmental, labour and employment, tax, Canadian trade laws and regulations).

(j)       Each Loan Party has in full force and effect policies of insurance with sound and reputable insurance companies in such amounts, with such deductibles and risks as are customarily carried by companies engaged in similar businesses.

(k)       Each Loan Party owns, or is licensed to use all material intellectual property necessary for the conducting of its business as currently conducted. No material claim is pending, or to the knowledge of the Loan Parties, threatened by any Person challenging the use, validity or effectiveness of any Intellectual Property.

(l)       Each Loan Party has filed in a timely fashion all required tax returns and reports and paid all required taxes and all employee source deductions (including income taxes, employment insurance and Canada pension plans), sales taxes (both federal and provincial), payroll taxes and workers compensation payments are currently paid and up to date.

(m)       Each Loan Party has complied with all laws relating to labour and employment matters, conditions and practices, there are no labour disputes pending or, to the knowledge of the loan party, threatened against the loan party and no Loan Party is a party to any labour, union or collective agreement.

(n)       All factual information (financial or otherwise) provided to the Lender in connection with the Loan, this Commitment Letter and the Loan Documents are accurate and complete in all material respects, including without limitation, in respect of each Loan Party, such party’s authorized and issued equity interests and the direct and indirect registered and beneficial holders of all such equity interests. There are no outstanding or other subscriptions, opinions, warrants, calls, rights or other agreements relating to any equity interests of any of the Loan Parties, except as created by the Loan Documents.

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Positive Covenants:

The Borrower, on its own behalf and on behalf of each of the Loan Parties, jointly and severally, covenants and agrees to:

(a)       Pay all indebtedness due and payable in connection with the Loan, this Commitment Letter and all the other Loan Documents.

(b)       Maintain and preserve their corporate existence, organization and corporate status in each jurisdiction of incorporation and in each jurisdiction in which they carry on business.

(c)       Maintain and preserve their status as a “reporting issuer” in each jurisdiction in which they are currently a “reporting issuer” and comply with all obligations under applicable securities legislation, as applicable.

(d)       At all times when any Warrants are outstanding, reserve and allot out of its authorized capital a number of securities as is sufficient to enable the Borrower to meet its obligation to issue securities in connection with the exercise of such outstanding Warrants.

(e)       Use the proceeds of the Loan for the purposes stated in this Commitment Letter.

(f)       Promptly, and within three (3) Business Days, notify the Lender of any material adverse change in the financial condition, business, operations or assets, property and undertaking of the Borrower or a Guarantor.

(g)       Promptly, and within three (3) Business Days, notify the Lender on becoming aware of any litigation, arbitration or other proceeding against or affecting the Borrower, any Guarantor, which could reasonably be expected to have a material adverse effect on the financial condition, business, operations or assets, property and undertaking of the Borrower or any Guarantor.

(h)       Cause each future subsidiary of the Borrower or each Guarantor to execute a guarantee.

Negative Covenants:

(a)       Each of the Loan Parties, jointly and severally, covenants and agrees that it shall not do the following, without the prior written consent of the Lender: Create, incur or assume any liens, security interests or encumbrances on any assets, property and undertaking of any of the Loan Parties, other than in the ordinary course of business.

(b)       Amalgamate or merge, consolidate, reorganize or restructure, enter into a joint venture, liquidate, dissolve, wind-up, become bankrupt, initiate insolvency proceedings, or engage in other fundamental changes.

(c)       Engage in any business other than the businesses of the type conducted by the Borrower and the Guarantors on the date hereof and businesses reasonably related thereto.

(d)       Pay any dividends, royalties, distributions, fees or management fees to any equity holders, repurchase or redeem any equity for cash or property, or make any other distributions.

(e)       Have a change in control or ownership of any of the Loan Parties, other than the Borrower, including without limitation the issuance or sale of share of any of the Loan Parties, other than the Borrower.

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Events of Default:

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an event of default (each, an “Event of Default”) under this Commitment Letter:

(a)       any Loan Party fails to pay to the Lender, when due and payable hereunder (i) any principal amount of the Loan, or (ii) any interest or fees due hereunder or pursuant to the other Loan Documents and such failure shall continue unremedied for two (2) Business Days;

(b)       any Loan Party fails to perform or comply with any covenants or obligations contained in this Commitment Letter or in any other Loan Document; provided that if such default is capable of being remedied, such default shall continue unremedied for ten (10) Business Days;

(c)       any representation or warranty contained in this Commitment Letter or any other Loan Document is false or incorrect in any material respect when made or deemed to be made;

(d)       a Loan Party ceases to carry on its business; sells all or substantially all of its assets; commits an act of bankruptcy; becomes insolvent (as such term is defined pursuant to Insolvency Legislation (as defined below)); makes an assignment for the benefit of creditors, files a petition in bankruptcy or makes a proposal under Insolvency Legislation; admits the material allegations of any petition filed against it in any proceeding under Insolvency Legislation; commits an act of bankruptcy within the meaning of Insolvency Legislation; petitions or applies to any tribunal or court for the appointment of any receiver, trustee or similar liquidator of it or all or a substantial part of its assets; commences a proceeding pursuant to Insolvency Legislation; is wound-up, dissolved or liquidated or has its existence terminated unless in conjunction with a bona fide corporate reorganization not prohibited hereby in which a successor of the applicable Loan Party will succeed to its obligations and enter into an agreement with the Lender to that effect or takes any action for the purpose of effecting any of the foregoing; “Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the United States Bankruptcy Code, and in each case, any legislation similar to or enacted in replacement of the foregoing from time to time;

(e)       any petition shall be filed or other proceeding commenced in respect of a Loan Party or any portion of its property under any Insolvency Legislation; including a proceeding requesting an order approving a reorganization of such Loan Party, declaring any Loan Party bankrupt, or appointing a receiver, trustee or liquidator of any Loan Party or of all or a substantial part of its assets, and (i) such Loan Party shall not in good in faith be actively and diligently contesting and defending such proceeding in good faith and on reasonable grounds (provided further that in the opinion of the Lender, the existence of such proceeding does not materially adversely affect the ability of such Loan Party to carry on its business and to perform and satisfy its obligations under the Loan Documents to which it is a party) or (ii) such petition or proceeding shall not be abandoned, dismissed or permanently stayed within a period of 30 days from the date of filing or commencement thereof;

(f)       a judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (net of any amounts available for the satisfaction of such judgment pursuant to any enforceable contract of insurance) is obtained or entered against a Loan Party and remains unpaid or unstayed for 30 days (provided that such judgment or judgments will constitute an “Event of Default” prior to the expiry of such 30 day period if such judgment or judgments are not being diligently appealed by such Loan Party in good faith);

(g)       any person takes possession of any material property of a Loan Party by way of or in contemplation of enforcement of security, or a distress, execution, garnishment or similar process is levied or enforced against a Loan Party or any such property;

(h)       if this Commitment Letter or any of the other Loan Documents ceases to be enforceable in accordance with its terms or a Loan Party terminates, repudiates or purports to terminate or repudiate its liability under any Loan Document or disputes the validity or enforceability of any such Loan Document; or

(i)       any Guarantor alleges that its guarantee is unenforceable or seeks to terminate its guarantee liabilities.

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Remedies:	Upon the occurrence of an Insolvency Default (as defined below), all of the Obligations shall become immediately due and payable, without the necessity of any demand upon or notice to the Borrower or any of the other Loan Parties by the Lender, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties. Upon the occurrence and during the continuance of any other Event of Default, the Lender may by written notice delivered to the Loan Parties or any one or more of them declare all Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties. Without limiting the generality of the foregoing, the Lender shall also be entitled, concurrently with the making of any demand for payment hereunder, to realize upon and enforce any and all of the Loan Documents and proceed by any other action, remedy or proceeding authorized or permitted by this Commitment Letter, such other Loan Documents or at law or in equity. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and in addition to and not in substitution for any rights or remedies provided at law. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right to perform any of the covenants of the Loan Parties which have not been performed, in which case each of the Loan Parties agrees to indemnify and hold harmless the Lender from and against any and all out-of-pocket costs and expenses incurred by the Lender in connection therewith provided that the Lender shall have no obligation whatsoever to perform such covenants and the performance of any such covenants by the Lender shall not in any way prejudice any of the Lender’s other rights and remedies. An “Insolvency Default” is any Event of Default described in paragraphs (e) or (f) of the “Events of Default” section of this Commitment Letter.

Assignments and Participations:	The Borrower cannot assign any of its rights or obligations under or in respect of the Loan, this Commitment Letter or any of the other Loan Documents without the prior written consent of the Lender. The Lender can assign, sell or participate, all or part of the Loan and its rights and obligations in respect of the Loan, this Commitment Letter or any of the other Loan Documents, in each case without the prior written consent of the Borrower.

Expenses and Indemnification:

The Borrower shall pay all costs and expenses of the Lender incurred in connection with the amendment, restructuring, enforcement and realization of the Loan, this Commitment Letter and each of the other Loan Documents (including the fees, disbursements and other charges of counsel to the Lender).

The Borrower and each Guarantor, jointly and severally, shall indemnify and hold harmless the Lender (and its affiliates and their respective officers, directors, employees, advisors and agents) from and against any loss, liability, cost or expense (including the reasonable fees, disbursements and other charges of counsel to the indemnified parties) incurred in connection with the financing contemplated hereby or the use of proceeds of the Loan, except to the extent they result from such person’s gross negligence or willful misconduct.

Confidentiality:	The Borrower, on its own behalf and on behalf of each of the Loan Parties, acknowledges and agrees that, without the prior written consent of the Lender, they shall not provide this Commitment Letter or any of the other Loan Documents to, nor discuss any of the respective terms thereof, or this Loan with any party other than its employees and professional advisors.

Taxes, Yield Protection and Increased Costs:	All loan repayments and prepayments will be made free and clear of any taxes, withholdings or other deductions. The Borrower will reimburse the Lender for any costs incurred by the Lender in performing its obligations under this Commitment Letter and each of the other Loan Documents resulting from any change in law, including, without limitation, any reserve or special deposit requirements or any tax or capital requirements or any change in the compliance of the Lender therewith that has the effect of increasing the cost of funding to the Lender or reducing its effective rate of return on capital.

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Guarantee:	The Borrower shall guarantee the due and punctual performance of the other Loan Parties under the Loan Documents.

Prospectus Exemption:	The Lender represents and warrants to the Borrower that the Lender is eligible to receive the Promissory Note and the Warrants in reliance on Section 2.3 of National Instrument 45-106 – Prospectus Exemptions, and paragraph (t) of the definition of “accredited investor” therein. Furthermore, the Lender acknowledges that it has received written notice of the legend restriction notation required pursuant to National Instrument 45-102 – Resale Restrictions in respect of the Promissory Note and the Warrants.

Governing Law:	This Commitment Letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Acceptance:	If the terms and conditions of this Commitment Letter are acceptable, please return an executed copy to the Lender prior to November 18, at 5:00 p.m. (Toronto time), after which if not accepted, this Commitment Letter shall automatically be deemed withdrawn and of no further force and effect.

Yours truly,

PINNACLE ISLAND LP,
by its general partner, 1000318530 Ontario Inc.

Per:	/s/ Michael Roland
Name:	Michael Roland
Title:	President

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ACCEPTANCE AND AGREEMENT

Each of the undersigned hereby confirms agreement to and acceptance of the terms and conditions outlined in the Commitment Letter as of November 18, 2022

PREMIUM NICKEL RESOURCES LTD.
(as Borrower)

Per:	/s/ Keith Morrison
Name:	Keith Morrison
Title:	Chief Executive Officer

I have authority to bind the corporation

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